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                                                                      EXHIBIT 99



          FLORIDA PANTHERS HOLDINGS RAISES $68 MILLION IN PRIVATE PLACEMENT



         Ft. Lauderdale, Florida (January 28, 1997) -- Florida Panthers Holdings, Inc. (NASDAQ: PUCK) announced today that it has accepted subscriptions from certain institutional investors in connection with a private placement transaction for the sale of 2.46 million shares of its Class A Common Stock, at a purchase price of $27.75 per share, for an aggregate amount of $68,265 million. Proceeds from this sale will be used for general corporate purposes.

         The securities offered in this transaction were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Act or an applicable exemption therefrom. This release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Florida Panthers Holdings.

         Florida Panthers Holdings, Inc. owns the Florida Panthers Hockey Club, the Arena Development and Arena Operating companies and an interest in the Miami Arena; and has a pending acquisition of the Hyatt Pier 66 and Radisson Bahia Mar resort hotels and marinas and Incredible Ice, a state-of-the-art skating facility.



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